Exhibit 10.3

CONFIDENTIAL TREATMENT

Dyax Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

THIS AGREEMENT is made this 29th day of June 2012 between:

(1)	FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED of Belasis Avenue, Billingham, TS23 1LH, England ("Fujifilm"); and

(2)	DYAX CORP., having offices at 55 Network Drive, Burlington, MA 01803 ("Dyax").

WHEREAS

A	Dyax has a requirement for Bulk Drug Substance (as defined below).

B	The parties wish to enter into this Agreement to provide for the supply of Bulk Drug Substance by Fujifilm to Dyax upon and subject to the terms and conditions contained in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.             Definitions:

Affiliate
Any corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with Fujifilm or Dyax and "control" shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least 50% of voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

Background Intellectual Property	Any Intellectual Property owned by or in the possession of a party (and to which that party has the necessary rights):
(a) at the date of this Agreement; or
(b)	thereafter either (i) acquired independently of this Agreement or (ii) developed independently of this Agreement by any employee of that party without reference to any of the Confidential Information disclosed by the other party;

in each case, to the extent necessary to manufacture Bulk Drug Substance in accordance with this Agreement.

Batch
A quantity of Bulk Drug Substance produced using the Process that (a) is expected to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing run during the same cycle of the Process.

Batch Fee	The price for a Batch set out in Clause 4.1 as may be adjusted from to time under Clause 4.2.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Bulk Drug Substance or BDS	Ecallantide bulk drug substance.
Bulk Drug Substance Specification	The specification for Bulk Drug Substance set out in the QC Document (as defined in the Quality Agreement).

Business Day	A day on which the financial markets in the United Kingdom and Massachusetts, USA are open for trading, as applicable.
Campaign
Manufacture of a series of Batches operated in succession for production of Bulk Drug Substance, including in each case, set-up of the Facility, inter-Batch cleaning and a final clean out of the Facility.

Certificate of Analysis or C of A
A document generated for each Batch setting out the results of the analyses listed in the Bulk Drug Substance Specification that is prepared by Fujifilm's quality control department, then approved and issued by Fujifilm's quality assurance department.

The form of the Certificate of Analysis shall be approved in advance by the parties.

cGMP
Current Good Manufacturing Practice as defined in the Rules and Guidance for Pharmaceutical Manufacturers and Distributors 2007 part II: Basic Requirements for Active Substances used as Starting Materials, and ICHQ7 – as incorporated in the Federal Register volume 66 No 186 (ICHQ7).

Commencement Date	The date of execution of this Agreement.
Commercially Reasonable Efforts
With respect to the activities under this Agreement, the efforts and resources used by a reputable biopharmaceutical contract manufacturing organisation for drug substances of similar nature, complexity and developmental stage.

Confidential Information
Any technical and commercial information and any other information of a confidential nature disclosed (whether disclosed in writing, verbally, by way of sample or by any other means and whether directly or indirectly) by either party ("the Disclosing Party") to the other ("the Receiving Party"), including and without limitation any information relating to the Disclosing Party's business affairs.  New Intellectual Property shall be deemed to be Confidential Information disclosed by Dyax.

Conforming Batch	A Batch which both Dyax's and Fujifilm's quality assurance groups have determined to have met the requirements as set out below;
	(i)	has been produced in accordance with cGMP;
	(ii)	meets the Bulk Drug Substance Specification;
	(iii)	adheres to all applicable laws; and
	(iv)	which has been produced in accordance with the Process Specification.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Disposition
The process by which, in respect of each Batch, the quality assurance groups of both Fujifilm and Dyax review all documentation related to cGMP manufacture of such Batch, according to the responsibilities agreed in the Quality Agreement, in order to determine if the Batch is deemed a Conforming or Non-Conforming Batch.

Disposition Package
The compilation of documentation required for quality assurance to make a Disposition decision. It will include, but is not limited to; Executed Batch Manufacturing Records and associated deviation reports, investigation reports and Certificate of Analysis resulting from the cGMP manufacture and Disposition of each Batch.

Drug Product	Dyax's proprietary plasma Kallikrein inhibitor known as Ecallantide that is isolated from Pichia pastoris fermentation in final finished form.
Executed Batch Manufacturing Record or Executed BMR	The completed batch record production instructions.
Facility	Fujifilm's ABC5000 facility situated at Belasis Avenue, Billingham, Cleveland, United Kingdom.
Force Majeure
Any cause beyond the reasonable control of the party in question which for the avoidance of doubt and without prejudice to the generality of the foregoing shall include governmental actions, war, riots, terrorism, civil commotion, fire, flood, epidemic, labour disputes (excluding labour disputes involving the work force or any part thereof of the party in question), restraints or delays affecting shipping or carriers, inability or delay in obtaining supplies of adequate or suitable materials, currency restrictions and illness of key staff but shall not include failure of the Drug Product to gain regulatory approval or suspension or withdrawal of Drug Product license by a Regulatory Authority.

Fujifilm Factor
Failure by Fujifilm to carry out a Campaign in accordance with cGMP, the Bulk Drug Substance Specification, the Process Specification, Master Batch Record, Issued Batch Manufacturing Records and/or supporting standard operating procedures for any reason other than Force Majeure.

Intellectual Property	All know-how, inventions, discoveries, devices, data, patents, designs, copyrights, or other industrial or intellectual property and all applications therefor.
Issued Batch Manufacturing Record or Issued BMR	The batch record instruction issued from the master for completion in production.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Master Batch Record
The document which sets out in detail the master production instructions as defined in sections 6.4 and 6.5 of the Rules and Guidance for Pharmaceutical Manufacturers and Distributors Part II: Basic Requirements for Active Substances Used as Starting Materials.

New Intellectual Property	Intellectual Property arising during and as a direct result of Fujifilm carrying out manufacture under this Agreement.
Non-Conforming Batch	A Batch which; after review of the Disposition Package, is deemed by both Dyax’s and Fujifilm’s quality assurance groups to not meet the requirements of a Conforming Batch.
Process	The process for the manufacture of Bulk Drug Substance in accordance with cGMP as defined in the approved; Process Specification, Issued Batch Manufacturing Records, SOPs, analytical procedures.
Process Specification	The document which defines the Process, including any critical processing parameters, as validated previously by Fujifilm or as subsequently agreed by Dyax and Fujifilm in writing.
Process-Specific Consumable
A Consumable which is required to operate the Process and which is specific to the Process or a Consumable which is required in such large volumes as would not be possible for Fujifilm to consume during other manufactures within the shelf life of the Consumable.

Process-Specific Equipment	An item of equipment (including the cost of installation and qualification thereof) which is required to operate the Process and which is specific to the Process.

Quality Agreement	The document agreed between the parties setting out:
	(i)	the mutually agreed quality standards applicable for the manufacture of the Bulk Drug Substance in accordance with cGMP; and
	(ii)	the roles and responsibilities of each party's personnel in relation to quality assurance matters.
Regulatory Authority(ies)
The U.S. Food and Drug Administration ("FDA"), the European Medicines Agency ("EMA"), or any equivalent governmental regulatory body which the parties agree in writing, or any successor entity thereto.

Special Wastes	Waste or effluent which is required to be collected in a special container for external disposal.
Strain
DY102, the Pichia pastoris ecallantide production strain which has been licensed by Research Corporation Technologies, Inc. to Dyax as part of the expression system and transferred by Dyax to Fujifilm for the sole purpose of performing its obligations to Dyax hereunder.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

Subcontracted Work	Work subcontracted by Fujifilm under Clause 12.3 and the cost of delivery of material to and from such contractors.

Third Party	Any person other than the parties or their respective Affiliates.
Year	A period of twelve (12) months from 1st January to 31st December.

1.2.
Interpretation.  References in this Agreement to "Schedules" refer to the Schedules incorporated into this Agreement.  To the extent that there is conflict between or ambiguity relating to, on the one hand, any or all of the Schedules and, on the other, the remainder of this Agreement, the wording of the remainder of this Agreement shall prevail, representing the parties' revised position at the date of signature hereof.

2.                   Manufacture and Supply; Forecasting and Ordering

2.1.
Production of Bulk Drug Substance.  Dyax may order and purchase from Fujifilm and Fujifilm shall manufacture and deliver to Dyax quantities of Bulk Drug Substance from time to time in accordance with the terms and conditions set out in this Agreement.  Bulk Drug Substance will be produced from Batches manufactured by Fujifilm in the Facility under this Agreement.

2.2.	Ordering Process.

(a)
On a quarterly basis Dyax will provide Fujifilm a non-binding demand forecast for the next three (3) Years. Within five (5) days of receipt of this forecast Fujifilm will provide Dyax a summary of available manufacturing slots over the forecasted three (3) year period from which Dyax may initiate an order against. This forecast is prepared for information only and it shall not be a requirement that actual orders or manufacturing periods correspond with such forecast.

(b)
Dyax may once per Calendar Quarter and subject to a maximum of twice in any twelve (12) month period, initiate an order for a Campaign based on the summary of available manufacturing slots provided by Fujifilm as part of the forecasting process described in the previous section. Within twenty (20) days following receipt of such initial order from Dyax, Fujifilm shall confirm the schedule for such Campaign, including manufacturing and delivery dates (subject to Clause 2.2(c) below).  This order will be a binding order when within seven (7) days of receipt of Fujifilm's schedule Dyax communicates in writing to Fujifilm that this Campaign schedule is acceptable. Both parties recognize the cost benefits of combining individual Campaigns and agree to do so whenever possible. That notwithstanding, the delivery dates agreed to upon issuance and acceptance of each binding order will be held unless a change is agreed to by both parties.  Notwithstanding the foregoing and subject to Clause 2.4 below, Dyax shall not order more than seven (7) Batches in any twelve (12) month period.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(c)
Where such binding order is for a Campaign (including a Campaign combined from two separate orders pursuant to Clause 2.2(b) above) of three (3) Batches or fewer, Fujifilm shall deliver the ordered number of Batches within eighteen (18) months of the date of Dyax's binding order under Clause 2.2(b).  Where such order is for a Campaign (including a Campaign combined from two separate orders pursuant to Clause 2.2(b) above) of more than three (3) Batches, subject to the operation of Clause 2.4, Fujifilm shall deliver the ordered number of Batches within twenty-four (24) months of the date of Dyax's binding order under Clause 2.2(b).  Subject to the foregoing, the exact time of manufacture will be at Fujifilm's discretion and depending on availability of manufacturing slots in the Facility.

(d)
Dyax may increase the number of Batches in the Campaign by up to one (1) additional Batch with a minimum of six (6) months' notice prior to the manufacturing timelines provided as part of the binding order process. This will become a binding order when communicated in writing to Fujifilm.  OK

(e)
The commitment on the part of Fujifilm under Clause 2.2(b) above shall subsist until end of Year 2018 (so that, for the avoidance of doubt, Fujifilm is not obliged to manufacture beyond the end of Year 2020).  The commitment will lapse at the end of Year 2018 unless the parties agree in writing to continue it beyond that date.

2.3.	Intentionally Omitted.

2.4.
Additional quantities.  At Fujifilm's sole discretion, Fujifilm may accept a request from Dyax to accommodate a Campaign or Campaigns aggregating more than seven (7) Batches in any twelve (12) month period provided that such request shall be made by Dyax at the time of Dyax's binding order for such Campaign under Clause 2.2(a).  If Fujifilm accepts such request, the Campaign shall consist of the number of Batches agreed to by Fujifilm in Fujifilm's sole discretion.

2.5.
Delivery and Export.  Delivery of each Batch will be made Ex Works (EXW) (Incoterms 2010) at the Facility for acceptance by Dyax or its agent.  Notwithstanding the foregoing, Fujifilm shall be responsible for packaging Bulk Drug Substance for delivery in accordance with the Issued BMR applicable to packaging. Risk and title in respect of all each Batch shall pass five (5) days following acceptance under Clause 3.4 below.  Dyax agrees that it shall export Batches sold to it promptly and in any case within three (3) months of the date of invoice and shall provide evidence of such export within three (3) months thereof.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

2.6.	Key Manufacturing Assumptions. Manufacture of Bulk Drug Substance is subject to the following assumptions. If these assumptions are not current or accurate the cost and timelines may change.

(a)	The existing validated Process and analytical methods will be used to manufacture Bulk Drug Substance, with no changes following the 2012 Campaign.

(b)	There will be no changes to the cGMP documentation following the 2012 Campaign.

(c)	There will be no changes to the Bulk Drug Substance Specification documented at the date hereof in Dyax's Biologic License Application or Marketing Authorisation Application.

(d)	Support of any requested changes or improvements will be subject to agreement of additional scope of work and cost.

(e)
Bulk Drug Substance stability programmes (if required) will be managed through separate contracts. The impact of any changes to analyses during stability programmes on regulatory submissions will need to be assessed and may result in additional work at additional cost.

(f)
The core regulatory and/or technical support associated with maintaining the cGMP state of the facility, maintaining quality systems to insure cGMP compliance, completing any investigations resulting from manufacturing and quality activities, and completing, submitting and responding to a filing to a Regulatory Authority associated with the aforementioned activities shall be at Fujifilm's cost.

Work beyond this scope can be provided by Fujifilm as required, subject to agreement of additional scope of work and cost, provided that maintaining regulatory compliance of the Facility and technical assistance in investigating deviations, annual Bulk Drug Substance reviews, batch data trending, etc. shall not be subject to additional charges and provided further that where Dyax has ordered three (3) Batches or fewer in a Calendar Year, annual review and maintenance of the product licence, annual Bulk Drug Substance reviews and batch data trending by Fujifilm's regulatory team will be charged at £5,000 per person per week and where Dyax has ordered more than three (3) Batches in a Calendar Year, annual review and maintenance of the product licence by Fujifilm's regulatory team will be free of charge. For the avoidance of doubt, the core efforts described above shall not be limited to the calendar year in which the manufacturing process was performed. These activities will be performed as necessary to complete all quality, regulatory, and technical efforts (investigations, CAPA etc.) previously initiated or subsequently required by the performance of manufacturing in a prior calendar year.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(g)
Fujifilm shall be permitted to overlap Batches to the extent technically feasible with the intention of reducing manufacturing cycle-time without requiring the prior agreement of Dyax so long as this change does not; (i) have an impact on the status of any equipment or process validation, (ii) increase the likelihood of Batch failure, or (iii) conflict with any description or definition of how the Process is performed in any submitted Regulatory submissions. Otherwise Dyax's written approval is required before implementation of any such change.

2.7.	Capacity Expansion Planning. Either party may at any time initiate a discussion of planning for increased production capacity.

2.8.	Management.

(a)	Fujifilm and Dyax will each appoint a Programme Manager as its principal point of contact.

(b)
Fujifilm shall respond in a timely manner to all Dyax inquiries regarding the status of manufacturing activities under this Agreement, and shall use Commercially Reasonable Efforts to respond to most inquiries within three (3) Business Days.

(c)
In the event that the Programme Managers are unable to reach a decision on any matter, the issue shall be referred initially to the Director of Programmes, Fujifilm and the Director of Manufacturing, Dyax (or their operational equivalents / successors).  If such persons are unable to resolve the matter, it shall be referred to the Managing Director, Fujifilm and the President and Chief Executive Officer of Dyax.

2.9.
Research and Development Work.  Research and development work, if any, will require a separate agreement albeit on substantially similar terms to the process development and validation agreement agreed between the parties and dated 15th March 2006.

2.10.	Compliance with Law. All manufacturing activities conducted by Fujifilm hereunder shall be completed in accordance with all applicable laws and regulations.

3.                  Quality Matters; Disposition; Non-Conforming Batches

3.1.
Quality Assurance and Quality Control.  Each party shall fulfill its responsibilities as set out in the Quality Agreement.  Subject always to the provisions of the Quality Agreement, Fujifilm will not make any modification to the Process Specification (as validated), raw materials, components, or testing without the written consent of Dyax.

3.2.
New Products in the Facility.  Fujifilm recognises that the addition of new products into its multi-product facilities could have an impact on the regulatory status of Drug Product.  During the period whilst there is a supply agreement in place between Dyax and Fujifilm for the commercial supply of Bulk Drug Substance, Fujifilm will assess all new product entries prior to manufacture for impact on the regulatory status of the Bulk Drug Substance.  Fujifilm will update its Drug Master File with details of each new product introduction into either the GMP manufacturing suites and/or equipment shared with Bulk Drug Substance fermentation and downstream purification steps.  Fujifilm will notify Dyax in writing of these and provide sufficient summary information to allow Dyax to complete the relevant submissions to the FDA.  Should it be deemed necessary, Third Party confidential information will be disclosed directly to the FDA via the Drug Master File.  Where the Fujifilm regulatory assessment deems that a Prior Approval Supplement to the Dyax Biologics License Application may be required as a result of a planned new product introduction, Fujifilm will notify Dyax in writing at the earliest opportunity in order to allow  consideration of the regulatory strategy and timelines. Dyax will use Commercially Reasonable Efforts to submit a Prior Approval Supplement to the FDA within ten (10) Business Days of receiving notification of such a new product. Should the FDA require further explanation or information to support their decision this will be provided by Fujifilm.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.3.	Changes Mandated by Regulatory Authority.

(a)
Drug Substance-Specific Changes:  If facility, equipment, process or system changes are required of Fujifilm as a result of a change in the regulatory requirements of a Regulatory Authority, and such regulatory changes apply solely and specifically to the production and supply of Drug Substance, then Dyax and Fujifilm will review such requirements and agree in writing to such regulatory changes, and Dyax shall bear 100% of the reasonable costs thereof. If such changes are initiated by the introduction of another product in the facility, than these costs shall be the sole responsibility of Fujifilm.

(b)
General Changes:  If such regulatory changes apply generally to Drug Substance as well as to other products produced by Fujifilm for itself or for third parties, then Fujifilm shall bear the cost of those changes.

3.4.
Disposition and Disposition Package Review.  Fujifilm shall carry out Disposition of each Batch manufactured during a Campaign.   On completion of Disposition of each Batch, and no later than thirty (30) Business Days following the performance of the final filtration and filling step, Fujifilm shall provide the Disposition Package for such Batch to Dyax for review.  Within ten (10) Business Days following delivery of the complete Disposition Package to Dyax, Dyax shall confirm in writing whether Dyax accepts Fujifilm's findings detailed in the Disposition Package, or shall submit a complaint in accordance with the Quality Agreement in the form annexed thereto.  Dyax shall be taken to have accepted such Batch on the earlier of actual notification by Dyax of its acceptance of Fujifilm's findings in the Disposition Package or in the absence of notice of rejection of such findings or the Batch within ten (10) Business Days from such delivery of the Disposition Package.  Should Dyax identify an error or omission, Fujifilm shall have ten (10) Business Days to correct same, after which the ten (10) Business Day period for Dyax to review shall restart.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.5.
Non-Conforming Batch.  The following provisions shall apply in the event that (i) during Disposition of a Batch, it is ascertained that such Batch is a Non-Conforming Batch or (ii) Dyax submits a complaint under the Quality Agreement in respect of a Batch within the period(s) set out in Clause 3.4 above and Fujifilm accepts that such Batch is a Non-Conforming Batch or (iii) an independent expert appointed under the Quality Agreement determines that a Batch is a Non-Conforming Batch:

(a)
The Non-Conforming Batch shall not be delivered to Dyax, unless Dyax requests it.  If Dyax requests delivery of the Non-Conforming Batch, Fujifilm shall deliver such Non-Conforming Batch in accordance with Clause 2.5.

(b)
If Dyax does not wish to take delivery of the Non-Conforming Batch, Fujifilm shall manufacture a further Batch as soon as reasonably practicable but in any case no later than six (6) months after Dyax's notice that it does not wish to take delivery of the Non-Conforming Batch.

(c)	If the Non-Conforming Batch arose other than as a result of a Fujifilm Factor, Dyax shall be obliged to make all payments associated with the manufacture and Disposition of such Batch.

(d)	The following provisions shall apply if the Non-Conforming Batch arose as a result of a Fujifilm Factor:

(i)	If Dyax wishes to take delivery of the Non-Conforming Batch under Clause 3.5(a), the parties shall agree in writing a reduction in the consideration payable in respect of such Batch; or

(ii)
If Dyax does not wish to take delivery of the Non-Conforming Batch under Clause 3.5(a), manufacture of a further Batch under Clause 3.5(b) shall be undertaken at Fujifilm's cost and expense and as soon as reasonably practicable but in any case no later than six (6) months after Dyax's notice that it does not wish to take delivery of the Non-Conforming Batch.

(e)
Subsequent to Disposition as a Conforming Batch in the event that Dyax claims that any Batch was a Non-Conforming Batch, subsequent to Disposition and such non-conformance could not have been reasonably discovered by Dyax during the Disposition period described in Clause 3.4, then Dyax shall notify Fujifilm in writing promptly after discovery of such latent defect and the parties shall meet to discuss such matter.  If the parties are unable to agree, after consultation with senior management of both parties, then the matter shall be referred to an independent expert in accordance with Appendix 2 of the Quality Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

3.6.
Document Review.   The parties acknowledge and accept that each of them has a key role to play to enable any target dates for a Campaign and subsequent Disposition to be met, and consequently shall take such actions as are reasonably necessary in order to achieve the milestones by such dates, including, without limitation, responding promptly, in good faith, and in accordance with a mutually agreed document review schedule to any query raised or document or report issued by the other Party.  Only two review cycles per document or report shall be undertaken and, at each review, each Party shall provide to the other a single set of comments collated by the individual responsible for approving or signing such document or report.  The foregoing limitation to two review cycles is premised on the assumption that Fujifilm will have appropriately addressed comments previously submitted by Dyax during such reviews. Should comments not be adequately addressed Dyax shall notify Fujifilm and the review cycle shall be repeated.  The parties shall mutually agree a document review schedule setting out the schedule for review and approval of all documents and the schedule must be in place prior to the start of document review process.  The documents which are intended to be the subject of the document review schedule will be listed in the Quality Agreement.

3.7.
Regulatory Assistance. Dyax shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to the Bulk Drug Substance and Drug Product, provided that Fujifilm shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to (i) the Facility; (ii) Fujifilm's quality systems; (iii) any requirement imposed on Fujifilm by a Regulatory Authority or (iv) any other commitments made by Fujifilm to other customers (each an "Fujifilm Regulatory Responsibility").  Dyax shall therefore consult with Fujifilm in relation to the Chemistry, Manufacturing and Controls (CMC) section of any submissions to Regulatory Authorities before submission to such Regulatory Authorities and Dyax shall not make any change to its regulatory filings, which may have an impact on any Fujifilm Regulatory Responsibility without prior agreement with Fujifilm.

4.                  Payments

4.1.
Batch Price.  In consideration for sale and delivery of each Batch produced for export from the United Kingdom, Dyax shall pay to Fujifilm the price set out in the table below.  The price for each Batch shall depend on the number of Batches ordered for such Campaign:

Number of Batches In Campaign	Batch Price	Total Campaign Price
1	[*****]	[*****]
2	[*****]	[*****]
3	[*****]	[*****]
4	[*****]	[*****]
5	[*****]	[*****]
6	[*****]	[*****]
7	[*****]	[*****]
8	[*****]	[*****]
9	[*****]	[*****]
10 or more	[*****]	[*****]
*based on 10 batches

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

The price for each Batch shall be payable in the following stage payments:

Stage Payment	% of Batch Price	Payment trigger
1	30	Six (6) calendar months prior to inoculation of the first Batch in the scheduled manufacturing Campaign.
2	25	Inoculation of the fermenter for such manufacture
Final	45	Completion of Disposition of the applicable Batch

The price referred to above is inclusive of all set-up and clean-down costs, QC analytical work and Disposition, but is exclusive of Consumables, Equipment, Sub-Contracted Work and Special Wastes per Clause 4.3.

Shortage: Notwithstanding the foregoing, where the yield of a Batch is less than [*****], then price will be reduced by [*****] of the applicable Batch Price for each gram under [*****].

4.2.	Price Review.

(a)	For the purpose of this Clause 4.2, the following terms shall have the following meanings:

Commodities Index	The price indices of commodities imported into the United Kingdom detailed in the Producer Price Indices published by the United Kingdom Office for National Statistics.
Index Figure	The aggregate of (i) the monthly figure given by the Labour Costs Index multiplied by 0.9 and (ii) the monthly figure given by the Commodities Index multiplied by 0.1.
Labour Costs Index
The Labour Costs Index published by the United Kingdom Office for National Statistics measuring changes in the average labour costs per hour worked, including wages and salaries as well as employer social contributions, maternity, paternity and sick pay and benefits in kind.

Review Date	The anniversary of the date of execution of this Agreement.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(b)
The price shall be reviewed on the anniversary of the Commencement Date and each Year thereafter on the Review Date and if upon such review the Index Figure last published before the Review Date shows an increase in relation to the Index Figure last published before execution of this Agreement (in the case of the first Review Date) or, thereafter, before the previous Review Date in aggregate greater than 2% then the Batch Price shall be increased by the  proportion exceeding 2% (e.g. a 6% increase in the Index Figure would result in a 4% price increase.

(c)
It is recognised that, at the date hereof, Batch timing and therefore Batch price is understood by both parties.  There is a consequent assumption that Fujifilm systems (including, without limitation, Facility clean in and clean out times) will become more efficient over time and savings from such efficiencies are already reflected in the Batch price set out in Clause 4.1 above.  Notwithstanding the foregoing, the following principles shall be applied in relation to Batch pricing:

(i)
If Dyax purchases process-specific or portable equipment which results in a reduction in processing time, then Dyax shall be entitled to a discounted Batch price based on prorated per day reduction in process time.

(ii)
If Fujifilm purchases hardware or changes systems which result in a reduction in processing time, then Fujifilm shall not be obliged to pass on the consequent benefit to Dyax in the form of a reduction in the Batch price or otherwise.

4.3.	Excluded Items. The sums set out in Clause 4.1 above do not include:

(a)	Consumables; or

(b)	Subcontracted Work; or

(c)	Process-Specific Equipment; or

(d)	Special Wastes.

4.4.
Additional Charges in Respect of Consumables.  Six (6) calendar months prior to the scheduled date for commencement of a Campaign, Fujifilm shall provide an approved bill of materials that summarizes the specific types and quantities of  Consumables to be purchased for use during such Campaign, plus an estimate of the costs to purchase those specific quantities ("the Estimate").  Fujifilm shall bear such expenditure itself.  Fujifilm shall issue invoices for technical consultancy services provided in respect of such Consumables as follows:

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(a)	Fujifilm shall issue an invoice in an amount equivalent to 100% of the estimated expenditure, when Fujifilm has generated the relevant Estimate.

(b)
On completion of each Campaign, or earlier termination of this Agreement, Fujifilm shall reconcile the actual purchase costs for the quantities in the approved bill of materials to "the Estimate" and shall add a sum equivalent to [*****] of the expenditure on all Consumables, the aggregate amounts in each case being referred to as "Actual Expenditure".  If the Actual Expenditure is greater than the Estimate, Fujifilm shall issue a further invoice for technical consultancy in relation to such Consumables for a sum equivalent to the difference.  If the Actual Expenditure is less than the corresponding Estimate, Fujifilm shall issue a credit note against the earlier invoice for a sum equivalent to the difference.

4.5.
Additional Charges in Respect of Subcontracted Work, Process-Specific Equipment or Special Wastes.  Both parties acknowledge that the manufacture of the Bulk Drug Substance has been performed numerous times to date and the scope and costs for these items are already captured in the pricing structure defined in this agreement. The following clause shall only apply to an agreed change in scope from the current approved Process or agreed change in applicable law. Should a change be requested or agreed to be required, Fujifilm shall obtain Dyax's approval in writing prior to incurring expenditure on Subcontracted Work, Process-Specific Equipment or Special Wastes.  Fujifilm shall bear such expenditure itself.  Fujifilm shall invoice Dyax for further technical consultancy services provided by Fujifilm in respect of the Subcontracted Work, Process-Specific Equipment or Special Wastes as the case may be in the same amount as the expenditure which Fujifilm incurs in respect of Subcontracted Work, Process-Specific Equipment or Special Wastes, plus a sum equivalent to [*****] of such expenditure.  Fujifilm shall issue invoices for such technical consultancy services at the time Fujifilm incurs expenditure in respect of the Subcontracted Work, Process-Specific Equipment or Special Wastes, as the case may be.

4.6.
Purchase of Process-Specific Consumables and Process-Specific Equipment.  Dyax shall have an option, exercisable within one (1) month of termination of this Agreement (unless such termination is by Fujifilm under Clauses 8.2(d) or 8.2(e)), to purchase from Fujifilm such Process-Specific Equipment and/or Process-Specific Consumables purchased by Fujifilm under Clauses 4.4 and 4.5 as remain at the time of termination for consideration of £1 payable at the time of such sale.  Dyax shall be responsible for any cost and expense associated with removal of such Process-Specific Equipment and/or Process-Specific Consumables and documenting such sale and such Process-Specific Equipment and/or Process-Specific Consumables shall be delivered Ex Works Fujifilm's facility.  Risk in and title thereto shall pass on delivery.  Fujifilm shall be free to use any item(s) of Process-Specific Equipment or Process Specific Consumables in respect of which the option referred to in this Clause 4.6 is not exercised.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

4.7.
Issue of Invoices.  Fujifilm shall issue invoices for the sums set out in Clauses 4.1, 4.4, 4.5 and 4.6 as such sums fall due and Dyax shall pay such sums within thirty (30) days of the date of the relevant invoice.  Interest shall become due on late payments at a rate of 1.5% per month (compounded monthly)  until the date of payment.  In addition to all other remedies available to Fujifilm in the event of a Dyax default, if Dyax fails to make payments as required hereunder, Fujifilm may suspend manufacture and/or delivery of Bulk Drug Substance until such payments are made in full.

4.8.
Bank Account Details.  All amounts payable to Fujifilm under this Agreement shall be paid in Pounds Sterling, without deduction, by authenticated and value dated Swift telegraphic transfer, quoting invoice numbers of payment, to:

[*****]

4.9.
Taxes.  Any payment under this Agreement is exclusive of any Value Added Tax (or other tax) that may apply and shall be paid gross, without deductions or set-offs, whether by way of withholding or other income taxes, and Dyax shall ensure that such sum is paid to Fujifilm as shall, after deduction of such withholding or other income taxes, be equivalent to the consideration payable under this Agreement.

5.                   Intellectual Property

5.1.
Background Intellectual Property.  Nothing in this Agreement shall affect the ownership by either party of any Intellectual Property owned by or in the possession of that party at the date of this Agreement or Intellectual Property developed independently of this Agreement by any employee of that party without reference to any of the Confidential Information disclosed by the other party.

5.2.
Non-exclusive license under Background Intellectual Property.  Each party hereby grants to the other party a non-exclusive license to use that party's Background Intellectual Property whilst this Agreement remains in force and for the purposes of this Agreement. Such license shall be royalty free, except in the case of Intellectual Property that has been in-licensed by a party and is subject to certain financial terms. In such cases, the parties shall mutually agree on applicable terms before including such in-licensed Intellectual Property in the Background Intellectual Property licensed under this Clause 5.2.

5.3.
New Intellectual Property.  Any New Intellectual Property shall belong to Dyax.  Fujifilm shall, and shall ensure that its employees shall, at Dyax's expense, perform all acts and execute all instruments necessary to vest in Dyax all rights, title and interest in the registrations together with all patents and patent applications or otherwise for such New Intellectual Property.  All fees, costs and expenses connected with the filing, prosecution and maintenance of a patent or other protection shall be borne and paid by Dyax.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

5.4.
Non-exclusive license under New Intellectual Property. Save for the Strain, Dyax hereby grants to Fujifilm a royalty-free, irrevocable, non-exclusive, world-wide license, with power to sub-license, under the New Intellectual Property for any use other than for production of the Bulk Drug Substance or the Drug Product or with any recombinant protein that inhibits the activity of plasma kallikrein.  Nothing contained in Clause 7 shall prevent Fujifilm from exercising the rights granted under this Clause 5.4.  Dyax also grants to Fujifilm a royalty-free license under the New Intellectual Property for production of the Bulk Drug Substance by Fujifilm on behalf of Dyax under the terms of this Agreement.

6.                  Warranties, Liability and Indemnity

6.1.	General. Each party warrants to the other that:

(a)
it has the necessary right and authority to enter into this Agreement and that to the best of its knowledge at the date of this Agreement it is the rightful owner or licensee of the Intellectual Property used hereunder; and

(b)
to the best of its knowledge at the date of this Agreement, Fujifilm's use of Background Intellectual Property pursuant to this Agreement for the purposes set out in this Agreement will not infringe the Intellectual Property of a third party.

6.2.
Insurance.  Each party shall secure and maintain in full force and effect during the term of this Agreement policies of insurance providing coverage for (a) Employer's Liability and (b) Public and Products Liability having policy limits, deductibles and other terms appropriate to the conduct of that party's business.  Evidence of such insurance in the form of a broker's letter will be made available for examination upon request of the other party.

6.3.
Intellectual Property Indemnity.  Each party ("the First Party") shall be liable for and indemnify the other ("the Second Party") against any liability, loss, claim, damage, proceedings and costs whatsoever arising out of any actual or suspected infringement of any third party Intellectual Property, including the requirement to pay a license fee to such third party for use of such third party Intellectual Property during the work under this Agreement (an "IP Infringement") as a result of the Second Party's use in its performance of the work under this Agreement of the Background Intellectual Property provided by the First Party, provided that the Second Party:

(a)	gives notice to the First Party of any IP Infringement forthwith on becoming aware of the same and ceases to use the Background Intellectual Property which is the subject of the IP Infringement;

(b)
gives the First Party the sole conduct of the defence to any claim or action in respect of the IP Infringement and does not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the said claim or action except upon the express instructions of the First Party; and

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(c)	acts in accordance with the reasonable instructions of the First Party and gives the First Party such assistance as it shall reasonably require in respect of the conduct of such defence.

6.4.
Cessation of Intellectual Property Indemnity.  Notwithstanding the provisions of Clause 6.3 above, the First Party's liability to indemnify the Second Party shall cease in respect of continuing use by the Second Party of the Background Intellectual Property which is the subject of the IP Infringement following either:

(a)
notification by the First Party to the Second Party that the Background Intellectual Property provided by the First Party is actually or is believed by the First Party to be the subject of an IP Infringement; or

(b)	the Second Party becoming aware that the Background Intellectual Property provided by the First Party is the subject of an IP Infringement;

except where the First Party agrees or insists that the Second Party shall continue to use the Intellectual Property of the First Party which is the subject of the IP Infringement.

6.5.
Liability for use of Bulk Drug Substance and Drug Product.  Liability in respect of the use of the Bulk Drug Substance delivered to Dyax and any Drug Product produced therefrom shall rest solely on Dyax and Dyax shall indemnify Fujifilm against any liability, loss, damages, costs, legal costs, professional and other expenses whatsoever incurred or suffered by Fujifilm arising out of or in respect of such use of the Bulk Drug Substance following its delivery to Dyax and any Drug Product produced therefrom; provided however, that the forgoing shall not apply to any liability arising out of Fujifilm's gross negligence or wilful misconduct.

6.6.
Liability for use of the Process.  Liability in respect of use or operation of the Process (or any part of the Process), by or on behalf of Dyax, other than by Fujifilm under the terms of this Agreement and other than as a result of an infringement of third party Intellectual Property due to the incorporation of Fujifilm's Background Intellectual Property for which Fujifilm is obliged to indemnify Dyax under Clause 6.3 above, shall rest solely on Dyax. Dyax shall indemnify Fujifilm against any liability, loss, damages, costs, legal costs, professional and other expenses whatsoever incurred or suffered by Fujifilm arising out of or in respect of use or operation of the Process by or on behalf of Dyax (other than by Fujifilm under this Agreement).

6.7.	Limitations.

(a)	Dyax's sole and exclusive remedy in relation to a Non-Conforming Batch shall be limited to those remedies set out in Clause 3.5.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(b)	Other than:

(i)	with regard to liability arising out of Clauses 6.1 and 6.3; or

(ii)	in respect of Fujifilm's gross negligence or wilful misconduct which results in a failure to progress the work under this Agreement in a reasonably timely manner,

Fujifilm's total liability (whether for breach of contract, negligence, breach of statutory duty and/or other tort, or otherwise, including any associated legal costs) in connection with or as a result of the work carried out under this Agreement shall be limited to the price paid or payable for the Batch in respect of which such liability arises plus all costs for Consumables, Subcontracted Work, Process-Specific Equipment and Special Wastes associated with such Batch.

(c)
In respect of Fujifilm's gross negligence or wilful misconduct which results in a failure to progress the work under this Agreement in a reasonably timely manner, Fujifilm's total liability (whether for breach of contract, negligence, breach of statutory duty and/or other tort, or otherwise, including any associated legal costs) in connection with or as a result of the work carried out under this Agreement shall be limited to £10,000,000.

(d)
For the purposes of this Clause 6, "gross negligence" shall mean the intentional failure to perform a manifest duty in reckless disregard of the consequences as affecting the life or property (including, without limitation, the Bulk Drug Substance delivered or to be delivered under this Agreement or the Drug Product) of another.

(e)	Neither party shall be liable to the other for any indirect, consequential or special loss, loss of profits or damage howsoever arising.

7.                  Confidentiality

7.1.
General.  In consideration of the Disclosing Party disclosing the Confidential Information to the Receiving Party, the Receiving Party hereby undertakes to maintain confidential all such Confidential Information and it will accordingly not directly or indirectly use or disclose any of the Confidential Information in whole or in part save for the purposes envisaged in this Agreement.

7.2.	Exceptions. The foregoing restrictions on the Receiving Party shall not apply to any Confidential Information which:

(a)	the Receiving Party can prove was already in its possession and at its free disposal before the disclosure hereunder to it;

(b)	is hereafter disclosed to, purchased or otherwise legally acquired by the Receiving Party by or from a third party who has not derived it directly or indirectly from the Disclosing Party;

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(c)	is or becomes available to the public whether in printed publications or otherwise through no act or default on the part of the Receiving Party or its agents or employees; or

(d)
the Receiving Party can prove to the reasonable satisfaction of the Disclosing Party has been developed independently of this Agreement by any employee of the Receiving Party without reference to any of the Confidential Information disclosed by the Disclosing Party.

7.3.
Reasonable Precautions.  In order to secure the obligations set out in this Clause 7 the Receiving Party agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure and use of information subject to confidentiality, including restricting access to such information to such of its employees as are bound to keep such information confidential and need to have such access for the purpose of this Agreement.

7.4.
Fujifilm Affiliates.  Fujifilm may disclose Confidential Information to or receive Confidential Information through employees of its Affiliates in order to achieve the objectives of this Agreement. Any breaches of the obligations of confidentiality contained in this Agreement by employees of such Affiliates shall be treated as a breach of such obligations by Fujifilm.

7.5.
Disclosure to Courts or by Law or Other Rules.  Nothing in this Clause 7 shall preclude disclosure of any Confidential Information required by any court entitled by law to disclosure of the same, or which is required by law to be disclosed (for example, without limitation, in a Securities and Exchange Commission filing), provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen, to enable the Disclosing Party to seek an appropriate protective order and to make known to the said court or other body the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof.  The Receiving Party agrees to co-operate in any appropriate action which the Disclosing Party may decide to take.  If the Receiving Party is advised to make a disclosure in accordance with this Clause 7.5 it shall only make a disclosure to the extent to which it is obliged.

7.6.	Survival. The provisions of this Clause 7 shall survive termination or expiry of this Agreement and shall continue for a period of 10 years from the date of that termination or expiry.

8.                  Duration and Termination

8.1.	Duration. This Agreement shall commence on the date of execution and shall continue unless terminated in accordance with the provisions of Clause 8.2.

8.2.	Termination. Subject to Clause 9 and Clause 2.2(e), this Agreement may be terminated in the following ways:

(a)	by either Party by giving not less than two (2) years' prior written notice, not to be given earlier than three (3) calendar years following execution of this Agreement; or

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

(b)
by either Party forthwith if the other is in breach of this Agreement and does not rectify such breach (if such breach is capable of remedy) within 30 days of receipt of written notice from the first Party requiring rectification of the breach, provided that it is intended that the parties will discuss any alleged breach and its remediation as soon as it is known; or

(c)
by either Party forthwith upon written notice if the other has a liquidator, receiver, manager receiver or administrator appointed, or ceases to continue trading or is unable to pay debts (as defined in Section 123 of the Insolvency Act 1986 (England and Wales)) or the equivalent occurs in any jurisdiction in which the other is resident or carried on business.

(d)	automatically if no binding order is placed by Dyax for three (3) consecutive Years, unless the parties agree in writing to continue this Agreement.

8.3.	Consequences. The following provisions shall apply in the event of termination under Clause 8.2 above:

(a)
Unless termination is effective forthwith, the Agreement shall continue to operate as normal during the period following notice of termination.  For example, but without limitation, forecasting, ordering, manufacture and delivery shall continue until the date of actual termination.

(b)
Unless the Agreement is terminated for Fujifilm's unremedied breach or insolvency under Clause 8.2(b) or (c), Dyax shall remain liable to pay for all Bulk Drug Substance manufactured but not yet delivered, all Bulk Drug Substance which is the subject of a binding order, and any additional sums payable under Clauses 4.3-4.5 related thereto.

(c)
If Dyax terminates for Fujifilm's unremedied breach or insolvency under Clause 8.2(b) or (c), Dyax shall have the right but not the obligation to take delivery of any Bulk Drug Substance manufactured but not yet delivered and/or any Bulk Drug Substance which is the subject of a binding order, subject in each case to making payment for such Bulk Drug Substance and any additional sums payable under Clauses 4.3-4.5 related thereto.

8.4.
Technology Transfer.  At Dyax's request on termination, Fujifilm shall provide reasonable cooperation to assist Dyax with technical transfer of the Process to an alternative manufacturer, subject to payment of a reasonable fee to Fujifilm in respect of such transfer activity.   Notwithstanding the foregoing provisions of this Clause 8.3, in the event that Dyax terminates under Clause 8.2(c) due to Fujifilm's material breach, the assistance provided, shall be at Fujifilm's reasonable expense and free of charge to Dyax.

8.5.
Acquired Rights.  Termination or expiry of this Agreement, for whatever reason, shall not prejudice the acquired rights of either party, including the right to payment for services actually performed under this Agreement pursuant to Clause 3.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

8.6.
Survival.  The provisions of Clauses 2.2(e), 3.7, 4.6, 4.9, 5, 6, 7, 8, 11, 16 and 18 shall survive the termination or expiry of this Agreement in so far as it is necessary to give effect to any continuing rights and/or obligations.

9.                  Independent Contractor

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties.  Each party agrees to perform under this Agreement solely as an independent contractor.

10.                Entire Agreement

This Agreement contains the entire agreement between the parties and supersedes any previous agreements (including the Letter Agreement) relating to this Agreement and any understandings between the parties with respect thereto, and may not be modified except by an instrument in writing signed by the duly authorized representatives of the parties.

11.                Announcements And Publicity

11.1.
Press Releases or Other Announcements.  Subject to Clause 11.2, the parties agree that neither of them will make any official press release, announcement or other formal publicity relating to the transactions which are the subject of this Agreement, or any ancillary matter, without first obtaining in each case the prior written consent of the other party (which consent will not be unreasonably withheld).

11.2.
Publications.  If during the period of confidentiality specified in Clause 7, either party or any of their employees should wish to publish any document, including a paper, or file a patent application incorporating any of the results arising from the work under this Agreement or which incorporates any Confidential Information of the other party, that party shall provide the other party with at least 60 days' notice and provide a copy thereof prior to its submission for publication.  The other party shall be entitled to withhold consent for such publication or application, and publication will be delayed, if in the reasonable opinion of the other party it will be necessary to delay publication in order to file or procure patent application or rights protection in respect of any invention or discovery arising from the work under this Agreement or to protect the confidentiality of any information considered by that party to be confidential.

12.                Assignment and Subcontracting

12.1.	Successors. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal successors.

12.2.
Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that either party may assign this Agreement without consent to a purchaser of the whole or part of the business to which this Agreement relates (provided that notice of such assignment is given in writing to the other).

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

12.3.
Subcontracting.  Fujifilm shall be entitled to subcontract certain analytical work and raw materials testing work to support the work under this Agreement, subject to inclusion in such subcontract of confidentiality and intellectual property provisions no less onerous than those contained herein and provided that Fujifilm shall be liable for any acts or omissions of any subcontractor as if such acts or omissions were Fujifilm's own.

13.              Variation

No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorized officers of both parties.

14.              Illegality

If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines, this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

15.              Waiver

A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

16.              Notices

16.1.
Notices in writing.  Any notice or other communication required or permitted under this Agreement shall be in writing which may take the form of a letter or facsimile and shall be sent by prepaid post, facsimile, or hand delivery (including messenger service).  The addresses for any such notice or other communication shall be those stated on the first page of this Agreement.

16.2.
Delivery.  Any party may, at any time by written notice to the other parties, change the address or the facsimile numbers to which notices or other communications shall be sent.  All notices and other communications shall have been duly given or made (i) when delivered by hand (including by messenger service) upon delivery or (ii) when delivered by post upon delivery or (iii) when faxed upon receipt of a legible copy by recipient and production of a satisfactory transmission report by sender confirming transmission of the fax in full to the appropriate number by the fax machine which sent the fax.  Notwithstanding the foregoing, notices given under Clause 8 shall be given by at least two (2) of the forms referred to in this Clause 16.2.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

17.              Force Majeure

Neither party shall be liable to the other party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement if and to the extent, and for the duration, that such is due to Force Majeure.   Without prejudice to Clause 8, any said failure or delay shall not give either party the right to terminate this Agreement except, and to the extent that such Force Majeure continues for a period exceeding three (3) months. Termination as a result of Force Majeure shall take effect as if the Agreement had been terminated under Clause 8.2(a).

18.              Law and Jurisdiction

18.1.	Law. This Agreement is governed by and shall be construed and interpreted in accordance with the laws of England. Any proceedings between the parties shall be conducted in the English language.

18.2.
Referral to Senior Managers.  Prior to any dispute, difference or disagreement concerning this Agreement proceeding to litigation through the Court pursuant to Clauses 18.1 and 18.6 the parties shall seek to resolve the matter within thirty days by referring it to the title, Fujifilm and the President and Chief Operations Officer of Dyax.  Notwithstanding the foregoing, any disputes, differences or disagreements concerning quality-related issues shall be dealt with in accordance with the procedure set out in the dispute resolution section of the Quality Agreement.

18.3.
Interim Steps.  Neither of the parties shall be deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such party's position while the procedures referred to in Clause 18.2 are pursued.

18.4.
Jurisdiction.  Except as provided for in Clauses 18.2 and 18.3, in relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement on the date written at the top of this Agreement.

For and on behalf of FUJIFILM DIOSYNTH BIOTECHNOLOGIES UK LIMITED

Signature	/s/ Steve Bagshaw

Name	Steve Bagshaw

Position	Managing Director

Date	2 JUL 2012

For and on behalf of DYAX CORP.

Signature	/s/ Lisa Sperry

Name	Lisa Sperry

Position	Senior Director Quality

Date	29 JUN 2012

Confidential materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote such omission.